Exhibit 99.1

FOR IMMEDIATE RELEASE
Feburary 12, 2001


                             DIGITAL TELEPORT, INC.


DIGITAL TELEPORT, INC.
8112 MARYLAND AVENUE
ST. LOUIS, MO 63105

CONTACT:
Gary W. Douglass
Senior Vice President
and Chief Financial Officer
Phone: (314) 880-1800
Fax: (314) 880-1999
gdougl(pound)dti-usa.com

Visit our web site at
www.dti-usa.com

Digital Teleport, Inc. Announces Completion of Transactions Resulting in Change of Ownership Control

ST. LOUIS, Missouri, February 12, 2001 - DTI Holdings, Inc. (DTI) today announced that KLT Telecom Inc. (KLTT), a subsidiary of Kansas City Power & Light Company, has assumed control of DTI by completing a purchase of DTI shares from DTI's founder, Richard D. Weinstein. This transaction and the accompanying closing of a tender offer for warrants of DTI will result in KLTT owning 83.6% of the outstanding stock of DTI.

     Mr. Weinstein has resigned his position as Chairman, President and CEO of DTI. Gary W. Douglass, DTI's Senior Vice President and Chief Financial Officer has been appointed Interim CEO. DTI is currently conducting a search for an experienced telecommunications executive to assume the role of President & CEO.

     KLTT has committed to provide DTI bridge revolver financing for a minimum of $75 million and assist DTI in arranging a permanent revolving credit facility. DTI will use this financing to complete construction of the planned DTI network and to meet its other working capital requirements.


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"We are very  pleased to have a parent  company  with both the human and capital resources of Kansas City Power & Light," said Gary W. Douglass, DTI's Interim CEO. "With this change of ownership, we are now better positioned to execute our strategy by completing our high capacity network and expanding the geographic scope of our product offerings", he added.

DTI is the parent of Digital Teleport, Inc. which is creating a fiber optic network to serve customers in 37 states. When complete the DTI network will provide state-of-the-art digital transmission through approximately 20,000 route miles of fiber optic cable configured in approximately 23 "regional rings" focusing on underserved secondary and tertiary cities. The network also is linked to major cities coast-to-coast.




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